EXHIBIT 10

Compensation of Named Executive Officers

Our officers are at-will employees.  We do not have a written employment contract with any of them.  We or the officer can terminate the employment relationship at any time, for any reason, with or without cause.  For 2007, we have set the following officers’ salaries and expect to contribute to their defined contribution profit sharing trust accounts, as follows:

	2007 Salary	Estimated Profit Sharing Trust Contribution(1)
Thomas J Fitzmyers, President and Chief Executive Officer	$326,249	$33,750

Barclay Simpson, Chairman of the Board	150,000	22,500

Phillip Terry Kingsfather, President and Chief Operating Officer of Simpson Strong-Tie	180,250	27,038

Stephen B. Lamson, Vice President of the Company	214,930	—

Michael J. Herbert, Chief Financial Officer and Secretary	203,587	30,538

Stephen P. Eberhard, President and Chief Executive Officer of Simpson Dura-Vent	194,940	29,241

(1)  If we employ the officer on December 31, 2007, we will contribute to his profit sharing trust account 15% of his annual salary, with a contribution limit of $33,750 for 2007, plus a pro rata share of forfeitures by other participants.

Those officers participate in our Executive Officer Cash Profit Sharing Plan, which is designed to reward them with quarterly cash bonuses based on operating profit for their respective profit centers less a return on assets, as established by our Board of Directors.  For this purpose, we generally define operating profit as:

Income from operations

Less:                    Amortization of goodwill

Plus:                      Stock compensation charges

Certain bonuses and commissions

Salaried pension contributions

Self-insured workers’ compensation costs

Equals:   operating profit

Once we determine the operating profit, we subtract qualifying levels based on a specified return on assets (also as established by our Board of Directors) to determine the pool of profit available to our participating employees.  We generally determine the return on assets as follows:

Average assets for the 3 months ended on the last day of the month prior to the end of the quarter

Less:                    Cash

Real estate

Self-Insured workers’ compensation reserves

Multiplied by:                     Specified return percentage for company or subsidiary

Equals:                                                         Qualifying level

Based on our operating profit for each of the 4 quarters of 2007, our officers may receive a payout after our quarterly earnings are announced to the public.  We generally do not pay bonuses when the operating profit is less than the qualifying level.  In addition, the maximum bonus for each of these officers may not exceed $2.5 million for the 4 quarters of a calendar year.

Each of our officers participates in our 1994 Stock Option Plan.  Whether we grant stock options under our 1994 Stock Option Plan each year depends on whether we or our relevant subsidiary meets the applicable operating profit goal for the preceding year.  If we or the relevant subsidiary does not achieve the applicable operating profit goal for a year, we do not grant stock options to the affected officer(s) for that year.  If we meet all applicable operating profit goals for 2007, we anticipate granting stock options to the following officers for the following numbers of shares of our common stock:

Option Grant

Thomas J Fitzmyers	9,000 shares

Barclay Simpson	1,000 shares

Phillip Terry Kingsfather	28,000 shares

Michael J. Herbert	6,000 shares

Stephen P. Eberhard	16,000 shares

We also pay allowances for travel costs.  Mr. Fitzmyers receives compensation for the cost to hire an airplane for travel between his home and our offices or for business travel.  We compute the cost of the use of airplanes using the Standard Industrial Fair Level tables in the applicable Internal Revenue Service Regulations. We estimate our cost for this allowance for 2007 will be approximately $250,000, although the amount of compensation to be recognized by Mr. Fitzmyers under the Internal Revenue Service Regulations may be somewhat less, depending on the extent of the use of the airplane for business travel.

We pay Mr. Eberhard an allowance for an automobile for business use and for his personal use.  We estimate our cost for this allowance for 2007 will be approximately $15,100.

We pay Mr. Kingsfather an allowance for housing.  We estimate our cost for this allowance for 2007 will be approximately $130,000.

Compensation of Directors

We pay each of our directors whom we do not compensate as an officer or employee –

•                  an annual retainer of $32,000,

•                  a fee of $2,000 for attending a scheduled meeting of our Board of Directors, whether he or she attends in person or by telephone,

•                  a fee of $2,000 for attending a scheduled committee meeting held on a day when our Board of Directors does not meet, whether he or she attends in person or by telephone,

•                  a fee of $1,000 for attending a committee meeting on the same day as a scheduled meeting of our Board of Directors or another committee, whether he or she attends in person or by telephone, and

•                  a fee of half the normal meeting fee for attending an unscheduled Board of Directors or committee meeting held by telephone.

We pay the Chair of the Audit Committee an additional annual fee of $8,000.  We pay the Chair of each of the Compensation Committee and the Governance and Nominating Committee an additional annual fee of $4,000.  We reimburse outside directors for expenses that they incur in attending Board of Directors and committee meetings and educational programs.  We pay each outside director $3,000 per day and reimburse his or her expenses when he or she visits our facilities to observe operations.

Each of our independent directors is eligible to receive stock options under our 1995 Independent Director Stock Option Plan for each year that we meet our annual operating profit goal.  The operating profit goal for stock option grants for our independent directors is the same as the operating profit goal for stock option grants to Messrs. Fitzmyers, Simpson and Herbert.  We grant each independent director an option to purchase 4,000 shares of our common stock in the first year we make our operating profit goal after he or she is appointed to our Board of Directors and an option to purchase 5,000 shares of our common stock for each subsequent year that we make our operating profit goal.